Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K/A#1, furnished to the Securities and Exchange Commission on October 9, 2025 (the “October 2025 Form 6-K/A#1”). Accordingly, we have attached the October 2025 Form 6-K/A#1 to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ATON”. On October 8, 2025, the closing sale price of our Ordinary Shares as reported on Nasdaq was $10.91.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is October 9, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K/A #1

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2025

Commission File Number: 001-40086

ALPHATON CAPITAL CORP

(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ]                   Form 40-F [  ]

INCORPORATION BY REFERENCE

This report on Form 6-K is amendment No. 1 to the Form 6-K filed September 4, 2025, for the purpose of filing Exhibits 5.1 and 23.1 in respect of the Prospectus Supplement dated October 8, 2025, filed October 9, 2025. This amendment of the report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) and Form F-3 (File No. 333-286961) of the company (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

ATM Agreement

On July 31, 2025, AlphaTON Capital Corp., (formerly known as Portage Biotech, Inc.) (the “Company”) entered into an At-The Market-Offering Agreement (the “ATM Agreement”), with Chardan Capital Markets, LLC (“Chardan”), which will serve as the sales agent (the “Agent”). Pursuant to the ATM Agreement and the ATM Prospectus (as defined below), the Company, based on a closing price of US$10.91 on October 8, 2025, less previously sold ordinary shares under the registration statement within the preceding 12 months, currently may offer and sell, from time to time through or to the Agent, as sales agent and/or principal, ordinary shares of the Company (the “Shares”), having an aggregate offering price of up to $18,473,482.

The offer and sale of the Shares, if any, will be made pursuant to a shelf registration statement on Form F-3 and the related base prospectus (File No. 333-286961) initially filed by the Company with the Securities and Exchange Commission (the “SEC”), on May 5, 2025, as amended on May 12, 2025, and declared effective by the SEC on May 14, 2025, and the related prospectus supplement filed by the Company with the SEC on October 8, 2025 (the “ATM Prospectus”).

The Shares may be offered and sold (A) in privately negotiated transactions with the Company's consent, (B) as block transactions; or (C) by any other method permitted by law deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq Capital Market, sales made into any other existing trading market in the United States for the Ordinary Shares, and sales made to or through a market maker other than on an exchange. The Agent is not required to sell any number or dollar amount of the Shares but will act as a sales agent and use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell on the Company's behalf all of the Shares requested to be sold by the Company. The offering of the Shares pursuant to the ATM Agreement and the ATM Prospectus will terminate upon the earlier of (a) the sale of the Shares pursuant to the ATM Prospectus having an aggregate sales price of $18,473,482, or (b) termination of the ATM Agreement as permitted therein.

The Company will pay to the Agent a fixed cash commission rate equal to 3.0% of the gross sales price of any Shares sold under the ATM Agreement and has agreed to provide the Agent with customary indemnification and contribution rights. The Company will also reimburse the Agent for certain specified expenses in connection with entering into the ATM Agreement.

The ATM Agreement also contains customary representations and warranties and conditions to the sale of the Shares pursuant thereto.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as an Exhibit 1.1 to this Report on Form 6-K and is incorporated herein by reference. A copy of the opinion of Forbes Hare relating to the legality of the Shares is filed as Exhibit 5.1 to this Report on Form 6-K and incorporated herein by reference.

This Report on Form 6-K shall not constitute an offer to sell or the solicitation of an offer to buy the Ordinary Shares discussed herein, nor shall there be any offer, solicitation, or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Exhibits

1.1 **	At The Market Offering Agreement, dated July 31, 2025, between Chardan Capital Markets, LLC and the Registrant.

5.1 *	Opinion of Forbes Hare, related to the prospectus supplement for the registration of up to $18,473,482 ordinary shares to be issued and sold under the At The Market Offering Agreement between Chardan Capital Markets, LLC and the Registrant

23.1 *	Consent of Forbes Hare (included in Exhibit 5.1)

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*        Filed herewith

**        Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALPHATON CAPITAL CORP
(Registrant)

Date: October 9, 2025	/s/ Andrea Park
Andrea Park
Chief Financial Officer

Exhibit 5.1

Forbes Hare LLP

5 King’s Bench Walk

Temple, London EC4Y 7DN

United Kingdom

AlphaTON Capital Corp. Clarence Thomas Building, Road Town, Tortola, British Virgin Islands 09 October 2025

Dear Sirs

AlphaTON Capital Corp. (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's Registration Statement on Form F-3, including all amendments or supplements thereto ("Form F-3"), filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the "Registration Statement") related to (i) the registration and offering of an indeterminate number of (a) ordinary shares of the Company of no par value each (the “Ordinary Shares”); (b) warrants to purchase ordinary shares (the “Warrants”); (c) units of Ordinary Shares or Warrants as shall collectively have an aggregate initial offering price not exceeding US$40,000,000, and (ii) the Company’s sales agreement prospectus supplement to the Base Prospectus (the “October Prospectus Supplement”) relating to the issuance and sale of Ordinary Shares having an aggregate offering price of up to $18,473,482 (“Sales Agreement Shares”), pursuant to the At The Market Offering Agreement between the Company and Chardan Capital Markets, LLC (the “Sales Agreement”). In this letter, the term “Prospectus” refers to the Base Prospectus, as supplemented by the Prospectus Supplement and any additional amendment to the Prospectus Supplement .

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 9 October 2025 including:

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a)	the Company’s Certificate of Incorporation; and

b)	the Company’s amended and restated Memorandum and Articles of Association.

1.2.	A certificate of good standing dated 9 October 2025 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 25 September 2025 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	The records of proceedings on file with and available for inspection on 9 October 2025 at the British Virgin Islands High Court Registry.

1.5.	The written resolutions of the board of directors of the Company passed on 8 October 2025 (the “Resolutions”).

1.6.	The Registration Statement.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and the Certificate of Good Standing and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

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2.5.	The Resolutions remain in full force and effect and have not been revoked.

2.6.	That the Company’s issuance of any Ordinary Shares is in compliance with its Memorandum and Articles of Association.

2.7.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code, 2009 (as amended).

2.8.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.9.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act (2020 Revision), as amended, in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	Each of the Sales Agreement Shares to be offered and sold by the Company as contemplated by the Registration Statement and the Sales Agreement will, when:

a)	specifically authorised for issuance by the board of directors of the Company;

b)	issued by the Company against payment in full, of the consideration, in accordance with the terms set out in in the Sales Agreement; and

c)	duly registered in the Company’s register of members (shareholders),

be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Sales Agreement Shares).

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4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3.	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.4.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent to (i) the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters” and (ii) to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare LLP

Forbes Hare LLP

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